EXHIBIT 99.1

FENTURA FINANCIAL, INC.
P.O. BOX 725
FENTON, MI 48430-0725

Contact:	Ronald L. Justice SVP Corporate Governance & Investor Relations Fentura Financial, Inc. (810) 714-3902 April 20, 2006

For Immediate Release

FENTURA FINANCIAL, INC. ANNOUNCES IMPROVED
FIRST QUARTER EARNINGS

        Fentura Financial, Inc. reported net income of $1,207,000 or $0.62 per diluted share for the three months ended March 31, 2006; an increase of 4.8% over the $1,152,000 or $0.61 per share reported for the same quarter 2005. According to CEO Donald L. Grill, “Our fine performance for the quarter reflects continued substantial growth in loans and deposits, our ability to maintain a strong net interest margin and continued improvement in the overall efficiency ratio”.

        For the quarter, net interest income increased $477,000 or 8.9% over the first quarter of 2005. Diligent product pricing at the affiliate banks caused the net interest margin to improve two basis points from 4.24% in 2005 to 4.26% in 2006. Earning asset levels at the subsidiary banks also improved slightly contributing to the overall improvement in net interest income.

        Non interest income increased 6.3% or $100,000 after adjusting for the loss on the sale of securities in 2005. The year to year gain was attributed principally to the increases in Trust and Investment income and in service charges on deposit accounts. Non interest expense increased $476,000 or 9.3% over the prior year. In addition to annual salary and benefit adjustments, a substantial portion of the increase was attributed both to higher first quarter 2006 incentive payouts and additional staff associated with a new office of The State Bank which will be opened during the second quarter. Total assets increased 6.0% from $589,116,000 to $624,320,000 driven principally by a 10.0% increase in total loans and a substantial 12.7% increase in commercial loans. Total deposits increased $59,731,000 or 12.6% and total stockholders equity increased $4,538,000 or 10.5%.

        Fentura Financial, Inc. is a bank holding company headquartered in Fenton, Michigan. Subsidiary banks include The State Bank headquartered in Fenton with offices serving Fenton, Linden, Holly, Grand Blanc, and Brighton; Davison State Bank headquartered in Davison, Michigan with offices serving Davison and Goodrich; and West Michigan Community Bank headquartered in Hudsonville, Michigan with offices serving Hudsonville, Holland, Jenison, and Grandville. Fentura Financial, Inc. shares are traded over the counter under the FETM trading symbol.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.